800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

Exhibit 5.1

June 29, 2026

AMASS Brands Inc

860 E Stowell Road

Santa Maria, CA 93454

Re:	Resale Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AMASS Brands Inc, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale of up to 8,951,895 shares of the Company’s common stock, par value $0.00001 per share (the “Resale Shares”), for resale from time to time, pursuant to Rule 415 promulgated under the Securities Act by the registered stockholders as defined and listed in the Registration Statement under “Selling Stockholders.”

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the agreements and instruments identified in the Registration Statement relating to the issuance of the Resale Shares (including those filed as exhibits thereto), the Eighth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on April 30, 2026 (the “Certificate of Incorporation”), the Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on May 19, 2026 (the “Certificate of Designation”), the Bylaws of the Company, such corporate records and instruments as we have deemed relevant, including resolutions adopted by the Board of Directors and stockholders of the Company, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.

In making our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons, (ii) that, at the time of each issuance of Resale Shares upon the exercise of warrants, conversion of notes or other rights, a sufficient number of shares of the Company’s common stock will be duly authorized, validly reserved for issuance and not otherwise committed, (iii) that all conditions precedent to issuance set forth in the applicable instruments (including any beneficial ownership limitations and exchange cap requirements under applicable stock exchange rules) will have been satisfied or validly waived at the time of each such issuance, (iv) that the Certificate of Incorporation and the Bylaws of the Company will not have been amended subsequent to the date hereof in any manner that would affect the opinions expressed herein, and (v) that all future corporate action necessary to authorize the issuance of such shares (including any requisite board or stockholder approvals) will have been duly taken at or prior to the time of issuance. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that (i) the Resale Shares that are outstanding and covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Resale Shares issuable upon the exercise of warrants, conversion of notes or other rights as described in the Registration Statement have been duly authorized and, when issued in accordance with the terms of the applicable instruments and, as applicable, upon payment of the full consideration therefor, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we express no opinion as to the laws of any other jurisdiction. The opinions expressed herein are further subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity).

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600 +1 (713) 651-2700

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winston Taylor LLP

Winston Taylor LLP